Exhibit 23.1

We hereby consent to the incorporation of our report dated August 23rd, 2018 relating to the Consolidated Financial Statements of CytoBioscience, Inc. which appears in this Current Report on Form 8-K/A of WestMountain Company dated August 24th, 2018.

/s/ Adeptus Partners, LLP

New York, New York
August 24th, 2018